Exhibit 5.1

November 4, 2026

Janus Living, Inc.

4600 South Syracuse Street

Suite 500

Denver, Colorado 80237

Re:	Janus Living, Inc., a Maryland corporation (the “Company”) – Rule 462(b) Registration Statement Relating to Registration Statement on Form S-11 (File No. 333-299816), as amended

Ladies and Gentlemen:

We have acted as Maryland corporate counsel to the Company in connection with the registration by the Company of an additional 1,437,500 shares (the “Shares”) of Class A-1 Common Stock, par value $0.01 per share, of the Company pursuant to the Registration Statement on Form S-11 (the “Rule 462(b) Registration Statement”) filed or to be filed by the Company with the United States Securities and Exchange Commission (the “Commission”) on or about the date hereof pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Act”). You have requested our opinion with respect to the matters set forth below.

In our capacity as Maryland corporate counsel to the Company and for the purposes of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

(i)	the corporate charter of the Company (the “Charter”), consisting of Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the “Department”) on January 5, 2026, Articles of Conversion filed with the Department on January 5, 2026, Articles of Amendment and Restatement filed with the Department on March 17, 2026 (the “Articles of Amendment and Restatement”), and Articles of Merger filed with the Department on March 18, 2026;

(ii)	the Bylaws of the Company, dated as of January 5, 2026 (the “Original Bylaws”), and the Amended and Restated Bylaws of the Company, dated as of March 19, 2026 (the “Amended and Restated Bylaws” and together with the Original Bylaws, collectively, the “Bylaws”);

(iii)	the Unanimous Consent of Board of Directors in Lieu of an Organizational Meeting, dated as of January 5, 2026 (the “Organizational Resolutions”);

(iv)	certain resolutions (the “Directors’ Resolutions”) adopted by the Board of Directors of the Company or a duly authorized committee thereof;

(v)	a certificate of one or more officers of the Company, dated as of a recent date (the “Officers’ Certificate”), to the effect that, among other things, the copies of the Charter, the Bylaws, the Organizational Resolutions and the Directors’ Resolutions are true, correct and complete, have not been rescinded or modified and are in full force and effect on the date of the Officers’ Certificate, and certifying as to the manner of adoption of the Directors’ Resolutions, and the authorization for issuance of the Shares;

BALLARD SPAHR LLP

Janus Living, Inc.

November 4, 2026

(vi)	the Rule 462(b) Registration Statement, including the Company’s Registration Statement on Form S-11 (File No. 333-299816) originally filed with the Commission on November 4, 2026, as amended, which is incorporated by reference into the Rule 462(b) Registration Statement, and the related prospectus included therein, in substantially the form filed or to be filed with the Commission pursuant to the Act;

(vii)	a status certificate of the Department, dated as of a recent date, to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland; and

(viii)	such other laws, records, documents, certificates, opinions and instruments as we have deemed necessary to render this opinion, subject to the limitations, assumptions and qualifications noted below.

In reaching the opinions set forth below, we have assumed the following:

(a)	each person executing any instrument, document or agreement on behalf of any party (other than the Company) is duly authorized to do so;

(b)	each natural person executing any instrument, document or agreement is legally competent to do so;

(c)	all Documents submitted to us as originals are authentic; all Documents submitted to us as certified or photostatic copies conform to the original documents; all signatures on all Documents are genuine; all public records reviewed or relied upon by us or on our behalf are true and complete; all representations, warranties, statements and information contained in the Documents are true and complete; there has been no modification of, or amendment to, any of the Documents, and there has been no waiver of any provision of any of the Documents by action or omission of the parties or otherwise;

(d)	all certificates submitted to us, including but not limited to the Officers’ Certificate, are true, correct and complete both when made and as of the date hereof;

(e)	none of the Shares will be issued or transferred in violation of the provisions of Article VII of the Charter relating to restrictions on ownership and transfer of stock;

(f)	none of the Shares will be issued and sold to an Interested Stockholder of the Company or an Affiliate thereof, all as defined in Subtitle 6 of Title 3 of the Maryland General Corporation Law (the “MGCL”), in violation of Section 3-602 of the MGCL; and

BALLARD SPAHR LLP

Janus Living, Inc.

November 4, 2026

(g)	the Company has not, and is not required to be, registered under the Investment Company Act of 1940.

Based on the foregoing, and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:

1.	The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Maryland.

2.	The issuance of the Shares has been duly authorized by all necessary corporate action on the part of the Company, and when such Shares are issued and delivered by the Company in exchange for the consideration therefor as provided in, and in accordance with, the Directors’ Resolutions, such Shares will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the substantive laws of the State of Maryland, and we do not express any opinion herein concerning any other law. We express no opinion as to the applicability or effect of any federal or state securities laws, including the securities laws of the State of Maryland, or as to federal or state laws regarding fraudulent transfers. To the extent that any matter as to which our opinion is expressed herein would be governed by the laws of any jurisdiction other than the State of Maryland, we do not express any opinion on such matter.

This opinion letter is issued as of the date hereof and is necessarily limited to laws now in effect and facts and circumstances presently existing and brought to our attention. We assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof, or if we become aware of any facts or circumstances that now exist or that occur or arise in the future and may change the opinions expressed herein after the date hereof.

We consent to your filing this opinion as an exhibit to the Rule 462(b) Registration Statement and further consent to the filing of this opinion as an exhibit to the applications to securities commissioners for the various states of the United States for registration of the Shares. We also consent to the identification of our firm in the Rule 462(b) Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Ballard Spahr LLP